Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF—Q3 2007 Optical Cable Earnings Conference Call

Event Date/Time: Sep. 20. 2007 / 11:00AM ET

Operator

Good morning. My name is Ray and I will be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation quarter three 2007 earnings conference call.

(Operator Instructions)

Thank you. It is now my pleasure to turn over to your host, Andrew Siegel. Sir, you may begin your conference.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Thank you, Ray. Good morning and thank you all for participating on Optical Cable Corporation’s third quarter fiscal 2007 conference call. By this time, everyone should have obtained a copy of the earnings press release. If you haven’t, please visit www.occfiber.com. On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of the senior management team.

Before we begin, I’d like to remind everyone that this call may contain “forward-looking statements” that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors, including but not limited to, those factors set forth in detail in the forward-looking statements section of the press release. These cautionary statements apply to the contents of the internet webcast on www.occfiber.com as well as today’s call.

Now I’d like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Thank you, Andrew, and good morning everyone. Joining me on today's conference call are Tracy Smith, our Chief Financial Officer, and Luke Huybrechts, our Senior Vice President of Operations. I would like to begin the call today with a few opening remarks. Then Tracy will review the third quarter results for the three-month and nine-month periods ended July 31, 2007, in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. I would like to note that during the Q&A session we will—as we normally do—take questions from analysts and institutional investors.

Additionally, we will also answer a number of questions from individual investors that were submitted prior to today's call. As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call—just as we did for today's call.

During the third quarter of fiscal 2007, net sales increased to $11.7 million, up from $11.6 million for the same period in fiscal 2006. Net sales also increased sequentially from $9.3 million and $11.1 million during the first and second quarters of fiscal 2007, respectively. During the third quarter, net sales outside of the United States and in certain of our specialty markets continued to show strength. And during the first nine months of fiscal year 2007, net sales outside the U.S. increased 15.8% compared to the same period last year.

At the same time, our gross profit margin increased to 40.2% during the third quarter of fiscal 2007 compared to 34.3 % during the same period last year. This marks a continuation of the improvements we have experienced in our gross profit margins during the first and second quarters of this year compared to last year as we have increased our manufacturing efficiencies. We believe that the benefits of the significant investments we have made in our systems, processes and facilities are being realized and that these investments have helped—and will continue to help—position us for the future.

Our improvements in net sales and, more importantly, in our gross profit margin are reflected in our third quarter profitability, with earnings of $0.09 per share. We believe our results this quarter again demonstrate Optical Cable's capacity for increasing shareholder value and we are working to deliver these sorts of results consistently—through sales and strategic initiatives as well as by controlling costs.

Optical Cable's balance sheet continues to be strong, with no bank debt and with cash on hand, even while OCC has repurchased stock and made additional investments in equipment and a strategic initiative.

As we finish fiscal year 2007 and begin fiscal 2008, we will continue to execute on a number of sales and strategic initiatives we believe will increase sales, but we will also work to control costs, knowing that improvements in either can generate significant increases in earnings and ultimately share price.

Before I turn the call over to Tracy, there are a couple of items since our last earnings call that I would particularly like to call your attention to:

First, in July we announced that Optical Cable was named 2007 Manufacturer of the Year by START-IT magazine. Optical Cable was recognized for its capital investments designed to improve the Company’s competitiveness (including the implementation of a comprehensive ERP system), for our strong commitment to our workforce and community, and for our ability to successfully compete in a complex, global marketplace. This award recognizes Optical Cable’s success as a leading manufacturer of fiber optic cable in the enterprise market and we believe validates our strategy of investing the capital and time necessary to enhance our manufacturing processes and capabilities.

And last week, we announced our qualification of Optical Cable’s ground tactical fiber optic cable by the United Kingdom Ministry of Defense. This United Kingdom DEF-STAN qualification is in addition to our prior ground tactical fiber optic cable qualification by the U.S. Department of Defense in August of 2005. Optical Cable is still the only fiber optic cable manufacturer fully qualified to the U.S. military standard for ground tactical fiber optic cable.

I will now turn the call over to Tracy, our CFO, who will review some specifics regarding our third quarter — Tracy.

Tracy Smith—Optical Cable Corporation—CFO

Thank you, Neil. For our third quarter of fiscal year 2007, we reported net income of $538,000 or $0.09 per basic and diluted share, compared to net income of $128,000 or $0.02 per basic and diluted share, for the same period last year. On a year-to-date basis, we reported net income of $442,000 or $0.07 per basic and diluted share, compared to a net loss of $401,000 or $0.07 per basic and diluted share for the same period last year. Both our net income for the third quarter and for the year to date period of 2007 represent a significant improvement over the same periods last year.

As Neil indicated, net sales increased to $11.7 million for the third quarter of fiscal year 2007 compared to $11.6 million for the same period last year. Net sales also increased sequentially during the third quarter of fiscal year 2007 compared to net sales of $9.3 million and $11.1 million for the first and second quarters of fiscal year 2007. The increase in net sales during the third quarter of fiscal year 2007 when compared to the same period last year was primarily attributable to an increase in our specialty markets compared to last year, partially offset by decreases in our commercial market.

Net sales decreased slightly to $32.1 million for the first nine months of fiscal year 2007 from $32.7 million for the same period in 2006. Net sales to customers located outside of the U.S. continued to show substantial strength in the first nine months of fiscal year 2007, increasing 15.8% compared to the same period last year, while net sales to customers located in the U.S. have decreased.

As we have indicated previously, we generally believe our net sales can be impacted by seasonality factors. We typically expect net sales to be relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year. This pattern may be substantially altered by the timing of larger projects, budgeting considerations or other economic factors impacting our industry or impacting the industries of our customers and end users. As a result, while we believe net sales results experienced in the first nine months of fiscal year 2007 were impacted by seasonality factors, we are hesitant to try to predict net sales for future periods based on seasonality because these other factors can also substantially impact our net sales patterns during the year.

Gross profit margin, or gross profit as a percentage of net sales, increased to 40.2% for the third quarter of fiscal year 2007 compared to 34.3% for the same period last year. For the year-to-date period, gross profit margin increased to 36.6% compared to 32.7% for the same period last year.

During the first nine months of fiscal year 2007, our manufacturing efficiencies increased and our gross profit margins improved when compared to the first nine months of fiscal year 2006. We believe these improvements are in part the result of the successful implementation of the major portions of our new ERP system as well as overcoming certain ERP implementation challenges. As a reminder, our gross profit margin percentages are also heavily dependent upon product mix on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix.

SG&A expenses for the third quarter of fiscal year 2007 increased 5.2% to $3.9 million compared to $3.7 million for the comparable period last year. Contributing to the net increase in SG&A expenses for the quarter were increases in employee compensation costs primarily due to increases in amounts accrued for potential employee performance-based incentives based on our financial results during the third quarter of fiscal 2007 compared to the same period last year.

We made capital expenditures of $545,000, repurchased $525,000 worth of our common stock, and continued other investing activities in the first nine months of fiscal year 2007—all without using our credit facility for working capital. At the end of our third quarter, we had a cash balance of approximately $2.4 million with no outstanding balance on our credit facilities and approximately $12.1 million unused and available under our credit facilities.

At this time, I would also like to comment on the fact that last week, we announced that we restated our previously filed condensed financial statements for our first and second quarters of fiscal 2007 to correct a data-entry error related to inventory. The combined impact of the misstatements resulted in a cumulative understatement of net loss totaling approximately $14,000 or $0.01 per basic and diluted share for the six month period ended April 30, 2007.

Last Friday, in conjunction with filing our Form 10-Q for the third quarter of fiscal 2007, we also filed our amended Form 10-Qs for both the first and second quarter of fiscal 2007. As a result, all information related to the restatement of the first and second quarter is available on the SEC’s website. Additionally, our Q3 Form 10-Q filed on Friday appropriately reflects the impact on the year-to-date results for the adjustments that were made to Q1 and Q2. We have taken steps necessary to prevent such an error from happening in the future and will continue to evaluate our internal controls on an ongoing basis and to upgrade and enhance them as needed.

That concludes my comments related to the third quarter and fiscal year-to-date results. And with that, I will turn you back over to Neil.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Thanks, Tracy. Now, we are happy to answer as many of your questions as we can. We will first take calls from our analysts and fund investors, and as time permits, we will address the questions submitted in advance of today’s conference call by our individual investors. Andrew if you could please indicate or if the operator could please indicate the instructions for participants to call in their questions, I’d appreciate it.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Our first question comes from Kevin Wenck of Polynous Capital Management. Please go ahead.

Kevin Wenck—Polynous Capital Management—Analyst

Hi. Good morning, Neil and Tracy. The first question is the gross margin improvement. If you could break that down between how much resulted from the internal process improvements and how much resulted from the mix change during the quarter.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Yes, we—as you know, Kevin, we’ve never really broken that down. What I could tell you is what we’re seeing is, in the third quarter, it mainly seemed to be based on some efficiencies that run through the plant. Now, that can change the efficiency of the plant in addition to what products we sell and the product mix can actually affect the gross profit margin. But in the case of the third quarter have mainly resulted from us being more efficient.

Kevin Wenck—Polynous Capital Management—Analyst

Okay. And is there anything that would suggest that those efficiencies are temporary or— and depending on where you are in implementing process improvements, is there more to come in the efficiency department that could raise gross margins even further?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Well, we hope so. I think that 40.2% is on the upper end of the range of where we typically would be. We haven’t, because of some fluctuations we’ve had in the gross profit margin, particularly with the ERP implementation, have backed away from giving specific guidance as to where we thought our gross profit margins would be. But you’ll remember that, prior to that, we had targeted gross profit margins in the 37% to 39% range.

So, there’s nothing that indicate our margins would go down in the fourth quarter or in future quarters, but it’s dependent on a number of things. It’s dependent on what the product mix is. It’s dependent on what our sales are. We operate under certain throughput based on the sales that we’re able to put through the plant. And if that number decreases, we have fixed costs that gets spread over smaller sales dollars as well as it ends up affecting some of our calculations as to what costs are capitalizable under the new FASB rules.

So, I guess what I’d say is, historically, 37% to 39% is really the range we’ve targeted. There’s nothing that I can see that would indicate that future quarters will be lower than what we got this quarter, other than what our past experience has been. And that is that they tend to—they tend to fluctuate.

Kevin Wenck—Polynous Capital Management—Analyst

Okay. The 37% to 39% was prior to some of the process improvements. At least that’s my recall. So, just from process improvements, have you improved your gross margin potential 1% to 2% or possibly 3% to 4%?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

I can’t comment on the specific percentages, Kevin, but what I can tell you is this. I mean, what happened was, was we had targeted that before the process improvements. When we went through and did our ERP implementation, what we did, as we’ve talked about before, is picked apart our current processes and put new systems in place as well as systematized that with our ERP implementation. And when we did that, we found that the—our production processes were substantially disrupted in 2006. And so, we actually saw significant decrease in our gross profit margin because of that. Since then, we’ve started to see it improve. And while I can’t quantify that, I’m hoping that continues.

Now, during that same period of time, you also need to recognize that we’ve added some additional personnel in engineering and in other aspects of manufacturing, which impact our gross profit margin as well. And so, I can’t precisely tell you where that percentage would be. I mean, if we do 40% every quarter, I’d be pleased. We’re always looking for what can we do to improve that.

Kevin Wenck—Polynous Capital Management—Analyst

Okay. Earlier in the year, you’d mentioned that you were—you thought that sales for the year could be up year over year. You just reported a quarter where you’re up 1% and you’re actually still down year over year for the nine months. I mean, what are your thoughts at this point as to how realistic that objective is?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

I think, at this point, it would be—I mean, essentially, what should have happened in last—this year so far is we were down in the first quarter and we had about a $600,000 or more deficit in the first quarter that’s impacted us for the whole year. Other than that, the second quarter we were just under what we did the year before and this quarter we’re just over what we did before.

Kevin Wenck—Polynous Capital Management—Analyst

If my memory’s correct, it seemed like even after the first quarter it was stated that we are still looking for year-over-year sales increase.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

That’s correct and that’s what we did—that’s what I had said, Kevin. At this point, I can’t promise that for the year.

Kevin Wenck—Polynous Capital Management—Analyst

Okay. One follow-up question about sales trends. The down year-over-year performance in the U.S.—which market segments are affecting you the most and how much are you being affected by their competitive factors in those market segments or just general economic trends such as your possibly selling a lot in the commercial real estate construction or something like that and some of those projects have turned down?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Well, Kevin, as we talked about—I’ll get to your question. Let me give you a little bit longer explanation. As we’ve talked about before, we do have sort of a base amount of our business that is based on substantially what’s going on in the market specifically. But we still have a fairly large component of our sales every quarter that are impacted by what projects are happening and what the timing of those projects are. And so, we always have the potential for those fluctuations. So, as background, what we’ve seen as we’ve talked with our customers in the industry is that there seems to be more volatility in our industry more recently than there has been previously.

We’ll see one—we’ll see even one month where things seem to be doing particularly well and then the next month things to be—sales are particularly soft for some unknown reason, even when you pull out the effects of the projects. So, I think that’s important—I think that’s important from a background standpoint. What we have been seeing in the U.S. is we’ve been growing our more specialty sales almost across the board, particularly those products that are for harsher environments. Military sales have been more flat, but where we’re seeing that is in the areas where our products are designed for harsher environments.

Internationally, we’re seeing growth across almost all the market segments. In the United States, we have seen some sales that are lacking on the commercial side. And I think that there’s a couple of components of that. I think that there are some things that need to be addressed in how we go to market and some of that’s already been done and some more is to be done. I think we also are seeing some additional competition. But despite that additional competition, our figures and the calculations we get from the industry still indicate that from a fiber optic cable for the enterprise market standpoint, OCC is still number two or tied for number two as a North American producer compared to the competition.

Kevin Wenck—Polynous Capital Management—Analyst

All right. Thanks for your thoughts and I’ll get back in queue with a few more.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Okay.

Operator

(Operator Instructions) Our next question comes from Jeff Fier of Skiritai Capital. Please go ahead.

Jeff Fier—Skiritai Capital—Analyst

Hi, Neil. I was hoping you could just give me a little more color on what you’re seeing in—with the product mix as far as specialty products.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

As far as just how much is specialty versus non, is that what you mean?

Jeff Fier—Skiritai Capital—Analyst

No, I mean, what you’re seeing in the two markets of its strengths and weaknesses.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Well, I think that—I think that in the specialty markets in particular, we’ve had a fair amount of emphasis in that. I think part of it’s based on our effort as well as by additional acceptance of fiber optic cable products in the markets, some markets that traditionally haven’t used fiber optic cable. And so, the specialty markets seem to be strong overall. That’s not true in every single niche market we participate in, but generally that’s the case. I think on the commercial market, just as I was commenting to Kevin, we’re seeing some additional increased competition. I think that there’s some economic factors that have been affecting sales also.

When we talk to our customers, we’re seeing—getting feedback that indicates that fiber optic cables at certain points in the year has—sales have been down generally. And so, we’re continually working to address those issues. I think part of it has to do with what we’re doing from a marketing and sales standpoint. And those are issues that we need to address and some of them have already been addressed. You’ll recall that we had made some changes in our international sales and when we made some of those adjustments is when we started to see some significant increases. And we’re working with our domestic sales team to make sure that we’re capturing what we need to capture and that they’re making the same sorts of efforts that they need to be making to ensure their success as well.

Jeff Fier—Skiritai Capital—Analyst

Thank you.

Operator

(Operator Instructions) Our next question comes from Kevin Wenck of Polynous Capital Management. Please go ahead.

Kevin Wenck—Polynous Capital Management—Analyst

This is asking for an update on the strategic investment. How you feel about your sales growth currently, what additional investment do you think might be required until they are self sufficient and just whatever general comments you want to make about that.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Very, very good question, Kevin, and there’s not much that I want to provide in that regard because of the competitive environment. I think what’s important for people to recognize is that we made that initial investment in order to ensure that we’d have multiple channels to market. We saw consolidation and shifts in the marketplace occurring early on the last couple of years and made that investment to ensure that OCC was in the best position it could be for the long term. We still do business with a large number of connector companies, both that compete directly against this investment and that don’t. And that was anticipated all along.

Generally, I believe that the investment that we’ve made ultimately will be successful. I think that they’ve made some substantial progress and, while we haven’t seen any impact on OCC’s financial reported results at this point, I think, ultimately, in the long term, we’re hopeful that there will be a positive impact on our financial results.

Kevin Wenck—Polynous Capital Management—Analyst

Okay. A little bit earlier in the call you’d mentioned that the internal investments in terms of process improvements and so forth were improving shareholder value. And we saw that in this quarter’s gross margin. But on the overall issue of shareholder value, I mean, as you know, I mean, a year ago somebody offered $6.00 for the stock. In your opinion, the stock’s worth more than that.

But, one of the things you learn pretty quickly on my side of the business is it really doesn’t matter what an individual’s opinion is as to what a stock is worth. The only thing that matters is what the market’s going to pay for it. And so, maybe give us some more general comments as to—I mean, I’m not asking for guidance as to what sales or earnings are going to be. But what are some of the things that you see that apparently the market doesn’t see, given that the stock is at $4.80 versus somebody else thinking it’s worth $6.00 a year ago?

I mean, it’s just—I mean, you just reported a quarter where profits were up, but sales were only up 1%. You’re going to end up with a full year where sales aren’t up at all. And so, I mean, once all of the things that you’ve been working on are fully taken advantage of by the company, I mean, do you get to a point where sales growth is 10%, which is a lot more than 1%? But I’m not sure what kind of multiple the market’s going to pay even if it is 10% or somebody else was willing to pay $6.00 for your stock. So, maybe give us a longer-term roadmap of where you see the company going.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Sure. Not to be too flip. The one comment that I’d make is that the only time that the market price makes a difference is if you’re actually selling the company. And—

Kevin Wenck—Polynous Capital Management—Analyst

Well, it makes a difference every day to the shareholders.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Well, I understand that, but it’s a question of, at any point in time, you’re saying what’s the value of the company to the market? That’s dependent on the market being efficient and that’s dependent on it fully reflecting where things are. I don’t think that you would believe—for example, I don’t think that you believe that the stock would be at the price that it’s at right now if we were delivering every quarter $0.07 to $0.13 a share per quarter, do you?

Kevin Wenck—Polynous Capital Management—Analyst

Probably not.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

And that’s—to me, that’s the point. The point is we showed that we are capable of doing that last year. We’ve shown that we’re capable of doing that this year. And there’s two things that are impacting that. One is the amount of costs that we have, that we have set up the company to be able to handle much more sales than what we currently are achieving. And the other side of that is the sales side and I’m convinced that we can solve the valuation of the company problem by playing with one of those two lines or both of those lines.

And so, if, for some reason, we determine that we don’t think that our sales can be increased, then we have the ability to increase shareholder value by looking at the cost side of the equation. And I think the other thing that I would point out is our current valuation really doesn’t incorporate some of the investments that we’ve made and some of the other initiatives that aren’t reflected in our financial results yet.

I think right now what’s happening in the market, quite frankly, is people are seeing that we have inconsistent results in a quarter, on a quarter-to-quarter basis, and therefore are not willing to pay more for the stock than what it’s trading at now because they don’t know what the fourth—what’s going to happen in the fourth quarter. Or more importantly, they don’t know what’s going to happen in the first and second quarter of 2008. And what we need to be focused on is making sure that we are delivering the results that are in the $0.07 to $0.13, just to pick a range, on a consistent basis. Because if we’re able to do that, I think the stock trades well above $6.00.

Kevin Wenck—Polynous Capital Management—Analyst

Well, just on the sales side, what’s your internal assessment of how effectively you’re marketing and selling your products at this point? On a scale of one to ten, I mean, what would it be and then what steps do you need to take to increase that effectiveness?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

I think internationally right now it’s about a nine—eight or nine. I think, in some of our niche markets, it’s about a seven or an eight. And I think, domestically, we have some improvement to make.

Kevin Wenck—Polynous Capital Management—Analyst

And the improvements would come from what actions or initiatives?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

I’m not going to talk in too much detail about that specifically, but I think that we have some improvement that we can make in how we go to market as well as the tools our sales people have. We’ve made some adjustments in the way we’ve organized our sales force. We’ve improved our training. We have done some other initiatives on the marketing side and I think that there’s some more changes that we need to make in order to work towards that. I’m not giving up on increasing sales. I think that it’s still reasonable to do. But I think, at the same time, we need to make sure that we’re looking at the whole equation to ensure that we’re delivering the value to the shareholders quicker than we have so far.

Kevin Wenck—Polynous Capital Management—Analyst

Okay. Thanks for your answers, Neil.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

No problem.

Operator

(Operator Instructions) Our next question comes from Jeffrey Cohen of Mulholland Capital Management. Please go ahead.

Jeffrey Cohen—Mulholland Capital Management—Analyst

Yes, good morning. How—what percentage of your revenues are international at this point and could you give us a number for what you would consider specialty or niche as well?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Sure. I mean, sales inside the U.S. and sales outside the U.S. overlap with the different market segments. And so, what we’ve told folks is about 28% of our sales were outside the U.S. and that’s a year-to-date number?

Tracy Smith—Optical Cable Corporation—CFO

That’s year to date.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Year to date in 2007. Generally, it’s been about 25%, but it’s grown. And then, if you look at what we define as general commercial versus specialty markets, over 50% of our sales are general commercial.

Jeffrey Cohen—Mulholland Capital Management—Analyst

You say over 50%? Would that—can I assume that means slightly over 50% or can you be a little more specific?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

I prefer not to be more specific. I mean, one thing that we’ve learned—I think I’ve tried to be good about disclosing as much as we can to our shareholders—one thing that we’ve learned is while our competitors previously were mainly satisfied with throwing rocks at our approach and to approach the market by saying they thought the way we had addressed the market was incorrect with the incorrect products, now what they seem to be doing is imitating our products and imitating our approaches. And so, I prefer not to be more specific.

Jeffrey Cohen—Mulholland Capital Management—Analyst

Okay. Are the niche products generally higher margin or is there a difference in the margin for you?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

They can be, but it varies. We didn’t see in the third quarter that was the cause for the increased margins in our analysis. And so, that’s true, but I didn’t—I want to make sure that we make that point pretty clear. I mean, what we really saw in the third quarter seemed to be increases of efficiency. And then, to reiterate what I had told Kevin previously, you have a product mix issue that can affect margin. You have a efficiency issue that can impact margin. And the efficiency can be impacted by the types of products we’re putting through the plant.

Jeffrey Cohen—Mulholland Capital Management—Analyst

Okay. I believe you mentioned how much stock you’d repurchased. I thought I heard 525,000. Did I get that right?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

That’s in dollars, yes.

Jeffrey Cohen—Mulholland Capital Management—Analyst

Okay. And could you refresh me? How much was your authorization for? Was it for 5%? And I think you had said, at one point—I can’t remember if that was last quarter or when that was that you intended to repurchase the entire amount within a year, but I’m not sure, so when that—when the clock started on that. Is that correct?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Well, partially. I mean, what we originally authorized was 300,100 shares to be repurchased.

Jeffrey Cohen—Mulholland Capital Management—Analyst

Okay.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

And we’ve made that authorization for one year. Because the SEC rules about how much we can repurchase, when we can buy them—buy the shares, does restrict how quickly we can accumulate those shares. Additionally, OCC has typically taken ourselves out of the market where we believe we might have inside information or could possibly be deemed to have inside information that would prevent us from purchasing. So, for example, when we—when we finish our quarter before we’ve accumulated our numbers, we typically will stop buying for a period of time until our numbers are released.

Jeffrey Cohen—Mulholland Capital Management—Analyst

Sure. But is it still your intent to fulfill the entire authorization—that it—within some—even a couple quarters or something like that?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Well, our—let me say it this way. Our intent is to repurchase the full amount of the authorization. I can’t tell you over what time that’s going to occur. If you look in our quarterly filings, there is some detail about the purchases that we’ve made so far to date. And what I can say is a couple of those purchases were made in block purchases, which made it easier to retire more shares.

Jeffrey Cohen—Mulholland Capital Management—Analyst

Okay. Can you just—how many shares did you actually purchase? Can you tell us that?

Tracy Smith—Optical Cable Corporation—CFO

Right under 100,000 shares—99,174 shares. And the approval to begin this process was done in March of 2007.

Jeffrey Cohen—Mulholland Capital Management—Analyst

Okay. Great. Thank you.

Operator

(Operator Instructions) There appears to be no further questions at this time. I would like to turn the floor back to Mr. Siegel.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Thank you, Ray. Neil, at this time, we do have a few questions submitted in advance by an individual shareholder, Paul Benesch. His first question relates to the EPS this quarter. He noted that it was the second best in recent years and he asked how much of that would you attribute to the new ERP systems. And would you expect this trend to continue?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

We’ve answered that question substantially in response to some of the questions that Kevin Wenck had posed. But let me add a couple of points here. When we—when we implemented our ERP system, we also reexamined our processes, as I said before. And so, when we’re looking at the efficiencies, I think it’s a little bit misleading to say we’ve received—we’ve gained all these efficiencies simply because of our ERP system. I think it’s really a couple of things. It’s the process improvements that were made in connection with the implementation of the ERP system. It’s some efficiencies from the ERP system.

And then, there’s also the fact that we overcame some disruption that occurred in 2006 from the implementation of the ERP system. And so, we’re seeing improvements on all three of those fronts that ultimately are improving our gross profit margins as well as other impacts from general efficiencies out in the plant—how we manage our overtime, how we manage scrap and yield issues that impact our gross profit margin and improve it. I think we’ve already talked a fair amount about where we see gross profit margins going, at least to the extent that we can. I think 40% was a strong gross profit margin performance for the third quarter. And while we’ll work to continue to improve on that or to continue that, that’s something that will depend on some of these factors we’ve discussed.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Okay. Thanks, Neil. His second question—he says what steps are being taken to enhance shareholder value to better reflect their recently improved earnings per share and the whole potential of the company. And specifically, he asks, with all the cash that you have, would you consider increasing the current stock repurchase program?

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Okay. I think that there’s a couple of things that we’re focused on to increase shareholder value. One is we need to increase our earnings. And I’ve talked about a couple of levers we can use to do that. What we are continuing and will continue our stock repurchase program as originally authorized. I don’t know over what period of time that will be accomplished, but that will continue.

And once we fully purchase back the shares that have already been authorized, we’ll obviously take a look at where’s our cash position and what’s our balance sheet look like and whether or not we want to do anything further in that regard. At this point, we are buying back stock and expect that will continue to be the case under the current authorized program.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Okay. And the final question relates to the recent qualification by the UK Ministry of Defense. He asks if you could talk about how well the defense trade show in London went and what that means in terms of sales potential.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Sure. It’s hard when we get a qualification for us to quantify exactly what the—how that will benefit the company. I mean, we’ve already been—and for our military qualification, we are already one of the premier—the premier in the U.S. and one of the major suppliers of tactical fiber optic cable worldwide. I think that we may see some improvement from that qualification. I think it shows that our product is one of the—can perform to UK standards and the U.S. standards as well. And right now, I think we have a lot of folks that are targeting us, but we don’t have anyone who has a qualified product in the United States, a ground tactical cable product.

The show in London went well. I think, generally, our activities in Europe are going very well. We are continuing to build the relationships and we had a lot of activity at the shows in London, specifically. But a lot of the military products, when they’re sold, generally tend to have longer lead times, are generally project specific and so it takes a little longer for that to work its way into the system. It’s going to be difficult for me to point to a meeting that we had, for example, in London and say, well, that’s definitely going to generate this X dollars by this amount of time. That typically is not the way it ends up working.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Okay. Well, we have no further questions at this time, so I’ll turn the call back to you, Neil, for your closing remarks.

Neil Wilkin—Optical Cable Corporation—Chairman, President and CEO

Okay. Thank you, Andrew, and thank you to everyone for joining us on the call today. We appreciate your time and we appreciate your interest in Optical Cable and we’ll continue to work hard to get the stock price up, which is in all of our best interests. Thank you.

Operator

Thank you. This concludes today’s Optical Cable Corporation earnings conference call. You may now disconnect and have a great day.